UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2020

Aravive, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36361	26-4106690
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

River Oaks Tower

3730 Kirby Drive, Suite 1200

Houston, Texas 77098

(Address of principal executive offices)

(936) 355-1910

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ARAV	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On November 6, 2020, Aravive, Inc. (the “Company”) entered into a collaboration and license agreement (the “Agreement”) with 3D Medicines Inc. (“3D Medicines”), whereby the Company granted 3D Medicines an exclusive license to develop and commercialize products that contain AVB-500 as the sole drug substance, for the diagnosis, treatment or prevention of human oncological diseases, in mainland China, Taiwan, Hong Kong and Macau (the “Territory”).

Under the terms of the Agreement, the Company is eligible to receive from 3D Medicine cash payments of $12 million to be paid within 15 business days of the effective date of the Agreement, and up to an aggregate of $207 million in clinical development, regulatory and commercial milestone payments. There can be no guarantee that any such milestones will in fact be met. The Company is obligated to make certain payments to The Board of Trustees of the Leland Stanford Junior University (“Stanford”) based on certain amounts received from 3D Medicine under the Agreement pursuant to the existing license agreement by and between the Company and Stanford, dated January 25, 2012, and as amended to date.

The Company will also be entitled to receive tiered royalties ranging from low double digits to mid-teens on sales in the Territory, if any, of products containing AVB-500. Royalties are payable with respect to each jurisdiction in the Territory until the latest to occur of: (i) the last-to-expire of specified patent rights in such jurisdiction in the Territory; (ii) expiration of marketing or regulatory exclusivity in such jurisdiction in the Territory; or (iii) ten (10) years after the first commercial sale of a product in such jurisdiction in the Territory. In addition, royalties payable under the Agreement will be subject to reduction on account of generic competition under certain specified conditions, with any such reductions capped at certain percentages of the amounts otherwise payable during the applicable royalty payment period.

Under the terms and conditions of the Agreement, 3D Medicines will be solely responsible for the development and commercialization of licensed products in the Territory.

If either the Company or 3D Medicines materially breaches the Agreement and does not cure such breach, the non-breaching party may terminate the Agreement in its entirety. Either party may also terminate the Agreement, upon written notice, if the other party files for bankruptcy, is dissolved or has a receiver appointed for substantially all of its property. The Company may terminate the Agreement if 3D Medicines, its affiliates or its sublicensees challenges the validity or enforceability of any of the Company’s patents covering any of the licensed compounds or products or ceases substantially all development and commercialization of licensed products in the Territory for a specified period, subject to certain exceptions. 3D Medicines may also terminate the Agreement for convenience provided certain notice is provided to the Company.

The Agreement contemplates that the Company will enter in ancillary arrangements with 3D Medicines, including a clinical supply agreement and a manufacturing technology transfer agreement.

The foregoing summary description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed with this Current Report on Form 8-K.

Exhibit Number	Description
10.1+	Collaboration and License Agreement between Aravive, Inc. and 3D Medicines Inc. dated November 6, 2020

+ Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 10, 2020	ARAVIVE, INC. (Registrant)

	By:	/s/ Gail McIntyre
	Name:	Gail McIntyre
	Title:	Chief Executive Officer